                                  APPENDIX A:

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              CORIXA CORPORATION,
                            A DELAWARE CORPORATION;

                        YAKIMA ACQUISITION CORPORATION,
                            A DELAWARE CORPORATION;

                                      AND

                                 ANERGEN, INC.
                            A DELAWARE CORPORATION.

                         Dated as of December 11, 1998.

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

                               INDEX OF EXHIBITS

Exhibit A  Form of Anergen Voting Agreement
Exhibit B  Form of Escrow Fund Agreement
Exhibit C  Form of Anergen Affiliate Agreement
Exhibit D  Form of Opinion of Counsel to Corixa
Exhibit E  Form of Opinion of Counsel to Anergen

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

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 11, 1998, by and among CORIXA CORPORATION, a Delaware corporation ("Corixa"), Yakima Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Corixa ("Merger Sub"), and ANERGEN, INC., a Delaware corporation ("Anergen").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("Delaware Law"), Corixa, Merger Sub and Anergen intend to enter into a business combination transaction.

     B. The respective boards of directors of Anergen and Corixa (1) have determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of their respective long-term business strategies and fair to, and in the best interests of, their respective stockholders and (2) have approved this Agreement, the Merger and the other transactions contemplated in this Agreement.

     C. Anergen has, subject to the provisions of this Agreement, determined to recommend that the stockholders of Anergen adopt and approve this Agreement and approve the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Corixa's willingness to enter into this Agreement, certain affiliates of Anergen are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "Anergen Voting Agreements").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Anergen (the "Merger"), the separate corporate existence of Merger Sub shall cease and Anergen shall continue as the surviving corporation. Anergen, in its capacity as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Anergen and Corixa and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date
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(as herein defined). Unless the context otherwise requires, the term "Agreement"
as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Venture Law Group, a Professional Corporation, 4750 Carillon Point, Kirkland, Washington 98033-7355, or via facsimile, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI of this Agreement, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Anergen and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Anergen and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation of the Surviving Corporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Anergen, Inc."

     (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Anergen or the holders of any of the following securities:

          (a) Conversion of Anergen Common Stock. Each share of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of Anergen (the "Anergen Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Anergen Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive the number of shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of Corixa (the "Corixa Common Stock") equal to the Exchange Ratio (as defined below) upon surrender of the certificate representing such share of Anergen Common Stock in the manner provided in
     Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9), in each case subject to the provisions of Section 1.6(g). The "Exchange Ratio" shall be equal to a fraction, the numerator of which is equal to the quotient resulting from dividing Eight Million Five Hundred Thousand Dollars ($8,500,000) (less all payments made to Anergen by Corixa pursuant to that certain

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     amended and restated agreement, dated as of November 11, 1998, by and between Corixa and Anergen) by the average of the last reported sale price of Corixa Common Stock for the fifteen (15) trading days immediately preceding and including the date of the first public announcement of the Merger (the "Corixa Average"); provided, however, that in the event that the Corixa Average (i) is below Six Dollars ($6.00) per share, the Corixa Average will be deemed to be Six Dollars ($6.00) per share, and (ii) is above Eight Dollars ($8.00) per share, the Corixa Average will be deemed to be Eight Dollars ($8.00) per share, and the denominator of which is equal to all outstanding shares of Anergen capital stock on a fully-diluted basis assuming (1) conversion of all outstanding convertible securities and (2) exercise of all outstanding options and warrants to purchase Anergen Common Stock with an exercise price equal to or less than Two Dollars and Fifty Cents ($2.50) per share, in each case as of the date of this Agreement ("Fully-Diluted Basis"). It is acknowledged and agreed by the parties that all Anergen options and warrants with an exercise price greater than Two Dollars and Fifty Cents ($2.50) per share will be excluded from the calculation of Fully-Diluted Basis. As promptly as practicable, but in any event within five (5) business days, after the date of this Agreement, the parties will compile, sign and attach hereto as Schedule A a schedule setting forth the amount and computation of the Exchange Ratio.

          (b) Cancellation of Corixa-Owned Stock. Each share of Anergen Common Stock held by Anergen or owned by Merger Sub, Corixa or any direct or indirect wholly-owned subsidiary of Anergen or of Corixa immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Anergen Common Stock then outstanding under the Anergen, Inc. 1988 Stock Option Plan (the "1988 Plan"), the Anergen, Inc. 1992 Consultant Stock Plan (the "1992 Plan"), the Anergen Inc. 1995 Director Option Plan (the "Director Plan"), and the Anergen Inc. 1996 Stock Plan (the "1996 Plan," and together with the 1988 Plan, the 1992 Plan, the Director Plan and the 1996 Plan, the "Anergen Stock Option Plans") shall be assumed by Corixa in accordance with Section 5.8 hereof. Rights outstanding under the Anergen Inc. 1991 Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, One-Tenth of One Cent ($0.00l) par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Corixa Common Stock or Anergen Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Corixa Common Stock or Anergen Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of Corixa Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Anergen

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

     Common Stock who would otherwise be entitled to a fraction of a share of Corixa Common Stock (after aggregating all fractional shares of Corixa Common Stock that otherwise would be received by such holder) shall receive from Corixa an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Corixa Common Stock for the fifteen (15) trading days preceding and including December 14, 1998, as reported on the Nasdaq National Market System ("Nasdaq").

          (g) Escrow Shares, Escrow Fund Agreement. As soon as practicable after the Effective Date, Corixa will deposit into escrow certificates representing that number of shares of the Corixa Common Stock issued to holders of Anergen Common Stock in the Merger pursuant to Section 1.6(a) equal to the quotient resulting from dividing Four Hundred Thousand Dollars ($400,000) by the Corixa Average, on a pro rata basis. Such shares (the "Escrow Shares") will be held as collateral to secure Anergen's obligation to enter into an amendment to that certain Product Development and License Agreement, dated as of June 28, 1996, by and between Anergen and N.V. Organon ("Organon") (the "Organon Agreement") pursuant to this Section 1.6(g) and the provisions of an escrow fund agreement in the form attached hereto as Exhibit B (the "Escrow Fund Agreement") to be executed and delivered by Corixa, Anergen and an escrow agent mutually acceptable to Corixa and Anergen (the "Escrow Agent"). The Escrow Shares will be held by the Escrow Agent pursuant to the Escrow Fund Agreement and will be released
     (i) to the holders of record of Anergen Common Stock immediately prior to the Effective Date if and only if Anergen executes and delivers to Corixa an amendment, signed by Organon and in a form reasonably acceptable to Corixa and Anergen and the respective counsel to Corixa and Anergen (the "Organon Amendment"), to the Organon Agreement on or prior to the later of
     (A) January 31, 1999 or (B) the Closing Date, but in any event prior to March 15, 1999 (the "Organon Termination Date"), or (ii) to Corixa (as treasury shares) if Anergen has not executed and delivered to Corixa the Organon Amendment prior to the Organon Termination Date. Corixa agrees to retain Michael Shulman, Jeff Winkelhake, Jan Baughman, Nancy Corbelatta, Simonetta Mocci and Nanette Solvason (and Maria Marmarinos of the Catalyst Group as a consultant) through the earlier to occur of (1) the delivery by Anergen to Corixa of the Organon Amendment or (2) the Organon Termination Date, and further agrees to review and provide comments on any drafts of the Organon Amendment as promptly as reasonably practicable.

     1.7  Surrender of Certificates.

     (a) Exchange Agent. Corixa shall select a bank or trust Company reasonably acceptable to Anergen to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Corixa to Provide Common Stock. Promptly after the Effective Time, Corixa shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Corixa Common Stock issuable pursuant to
Section 1.6 (less the Escrow Shares) in exchange for outstanding shares of Anergen Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Anergen Common Stock may be entitled pursuant to
Section 1.7(d).

     (c) Exchange Procedures. Promptly after the Effective Time, Corixa shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a

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certificate or certificates (the "Certificates"), which immediately prior to the
Effective Time represented outstanding shares of Anergen Common Stock whose shares were converted into shares of Corixa Common Stock pursuant to Section
1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Corixa may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Corixa Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Corixa, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Corixa Common Stock into which their shares of Anergen Common Stock were converted at the Effective Time (less their respective pro rata interests in the Escrow Shares), payment of cash in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Corixa Common Stock into which such shares of Anergen Common Stock shall have been so converted (less the holder's respective pro rata interests in the Escrow Shares) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Corixa Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Corixa Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Corixa Common Stock issued in exchange therefor (less their pro rata interest in the Escrow Shares) along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Corixa Common Stock.

     (e) Transfers of Ownership. If certificates representing shares of Corixa Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Corixa or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Corixa Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Corixa or any agent designated by it that such tax has been paid or is not payable.

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

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Escrow Agent, Corixa, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Corixa Common Stock or Anergen Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Anergen Common Stock. All shares of Corixa Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Anergen Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Anergen Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Corixa Common Stock into which the shares of Anergen Common Stock represented by such Certificates were converted pursuant to Section
1.6 (less the applicable pro rata interest of the Escrow Shares), cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Corixa may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Corixa Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Corixa, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Anergen and Merger Sub, the officers and directors of Anergen and Merger Sub will take all such lawful and necessary action. Corixa shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated herein.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF ANERGEN

     Anergen hereby represents and warrants to Corixa and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation made by Anergen to Corixa and Merger Sub pursuant to this Article II

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dated as of the date hereof and certified on behalf of Anergen by a duly authorized officer of Anergen (the "Anergen Schedules"), as follows:

     2.1  Organization of Anergen.

     (a) Anergen and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3(c)) on Anergen.

     (b) Anergen has delivered or made available to Corixa a true and complete list of all of Anergen's subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and Anergen's equity interest therein.

     (c) Anergen has delivered or made available to Corixa a true and correct copy of the certificate of incorporation and bylaws of Anergen and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Anergen nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

     2.2 Anergen Capital Structure. The authorized capital stock of Anergen consists of sixty million (60,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of which there were eighteen million nine hundred twenty-three thousand eight hundred-eight (18,923,888) shares issued and outstanding as of December 8, 1998 (excluding shares held in treasury of which there are none, and ten million (10,000,000) shares of Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, of which no shares are issued or outstanding. All outstanding shares of Anergen Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Anergen or any agreement or document to which Anergen is a party or by which it is bound. As of December 8, 1998, Anergen had reserved an aggregate of four million fifty thousand (4,050,000) shares of Anergen Common Stock, for issuance pursuant to the Anergen Stock Option Plans, of which four hundred sixty-seven thousand eight hundred five (467,805) shares have been issued pursuant to option exercises, and one million five hundred fifteen thousand four hundred fifty-eight (1,515,458) shares are subject to outstanding, unexercised options. As of December 8, 1998, Anergen had reserved one million eight hundred thousand (1,800,000) shares of Anergen Common Stock for issuance to employees, directors and consultants pursuant to the 1988 Plan, of which four hundred thirty-four thousand seven hundred eight (434,708) shares have been issued pursuant to option exercises, and seven hundred three thousand four hundred thirty-nine (703,439) shares are subject to outstanding, unexercised options. As of December 8, 1998, Anergen had reserved fifty thousand (50,000) shares of Anergen Common Stock for issuance to consultants pursuant to the 1992 Plan, of which thirty-three thousand ninety-seven (33,097) shares have been issued pursuant to option exercises, and fifteen thousand (15,000) shares are subject to outstanding, unexercised options. As of December 8, 1998, Anergen had reserved two hundred thousand (200,000) shares of Anergen Common Stock for issuance to directors pursuant to the Director Plan, of which no shares have been issued pursuant to option exercises, and forty thousand (40,000) shares are subject to

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

outstanding, unexercised options. As of December 8, 1998, Anergen had reserved two million (2,000,000) shares of Anergen Common Stock for issuance to employees, directors and consultants pursuant to the 1996 Plan, of which no shares haven been issued pursuant to option exercises, and seven hundred fifty-seven thousand and nineteen (757,019) shares are subject to outstanding, unexercised options. As of December 8, 1998, Anergen had reserved an aggregate of seven hundred fifty thousand (750,000) shares of Anergen Common Stock for issuance pursuant to the ESPP, of which two hundred seventy-five thousand four hundred ninety-seven (275,497) shares have been issued to employees. All shares of Anergen Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Anergen Schedules list for each person who holds options to acquire shares of Anergen Common Stock as of December 8, 1998, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option had vested at such date and the vesting schedule for such option.

     2.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Anergen equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Anergen owns free and clear of all claims and encumbrances directly or indirectly through one or more subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Anergen, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Anergen or any of its subsidiaries is a party or by which it is bound obligating Anergen or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Anergen or any of its subsidiaries or obligating Anergen or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated in this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Anergen is a party or by which it is bound with respect to any equity security of any class of Anergen or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Anergen will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     2.4  Authority.

     (a) Anergen has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Anergen, subject only to the approval and adoption of this Agreement and the approval of the Merger by Anergen's stockholders and the filing of the Certificate of Merger pursuant to

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Delaware Law. A vote of the holders of a majority of the outstanding shares of the Anergen Common Stock is sufficient for Anergen's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Anergen and, assuming the due authorization, execution and delivery by Corixa and Merger Sub, constitutes a valid and binding obligation of Anergen, enforceable against Anergen in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Anergen do not, and the performance of this Agreement by Anergen will not, (i) conflict with or violate the certificate of incorporation or bylaws of Anergen or the equivalent governing instruments of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Anergen's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Anergen or any of its subsidiaries or by which Anergen or any of its subsidiaries or any of its or their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Anergen's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Anergen or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Anergen or any of its subsidiaries is a party or by which Anergen or any of its subsidiaries or its or any of their respective assets are bound or affected which such breach, default, impairment, alteration, giving of rights or creation of a lien or encumbrance would result in material damages to Anergen. To the knowledge of Anergen after reasonable inquiry, the Anergen Schedules list all consents, waivers and approvals under any of Anergen's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated in this Agreement, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Anergen, Corixa or the Surviving Corporation as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by Anergen in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/ Prospectus (as defined in Section 2.18) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, and the securities or antitrust laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Anergen or Corixa or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Anergen Financial Statements.

     (a) Anergen has filed all forms, reports and documents required to be filed by Anergen with the SEC since January 1, 1996 and has made available to Corixa such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Anergen may file subsequent to the date hereof) are referred to herein as the "Anergen SEC Reports." As of their respective dates, the Anergen SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Anergen SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Anergen's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Anergen SEC Reports (the "Anergen Financials"), including each Anergen SEC Reports filed after the date hereof until the Closing, (i) complied as to form with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Anergen and its subsidiaries as at the respective dates thereof and the consolidated results of Anergen's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Anergen contained in Anergen SEC Reports as of September 30, 1998 is hereinafter referred to as the "Anergen Balance Sheet." Except as disclosed in the Anergen Financials, since the date of the Anergen Balance Sheet neither Anergen nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Anergen and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Anergen Balance Sheet in the ordinary course of business consistent with past practices.

     (c) Anergen has heretofore furnished or made available to Corixa a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Anergen with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Anergen Balance Sheet there has not been: (a) any Material Adverse Effect (as defined in Section 8.3(c)) on Anergen, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Anergen's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Anergen of any of Anergen's capital stock or any other securities of Anergen or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (c) any split, combination or reclassification of any of Anergen's or any of its subsidiaries' capital stock, (d) any granting by Anergen or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Anergen or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Anergen or any of its subsidiaries of any increase in severance or termination pay or any entry by Anergen or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are altered upon the occurrence of a transaction involving Anergen of the nature contemplated herein,
(e) entry by Anergen or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.9), (f) any change by Anergen in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or (g) any revaluation by Anergen of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits.

          (i) To the knowledge of Anergen after reasonable inquiry, Anergen and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Anergen and each of its subsidiaries with any Tax authority, such Returns are true and correct and have been completed in all material respects in accordance with applicable law and Anergen and its subsidiaries have paid all Taxes shown to be due on such Returns.

          (ii) Anergen and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

          (iii) Neither Anergen nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Anergen or any of its subsidiaries, nor has Anergen or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of Anergen or any of its subsidiaries by any Tax authority is presently in progress, nor has Anergen or any of its subsidiaries been notified of any request for such an audit or other examination.

          (v) No adjustment relating to any Returns filed by Anergen or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Anergen or any of its subsidiaries or any representative thereof.

          (vi) To the knowledge of Anergen after reasonable inquiry, neither Anergen nor any of its subsidiaries has, or will as of the Effective Time have, any liability for unpaid Taxes which has not been accrued for or reserved on the Anergen Balance Sheet, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Anergen Balance Sheet in connection with the operation of the business of Anergen and its subsidiaries in the ordinary course.

          (vii) As of the date of this Agreement there is no, and as of the Effective Time there will not be any, contract, agreement, plan or arrangement to which Anergen is a party including but not limited to the provisions of this Agreement, covering any employee or former employee of Anergen or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          (viii) Neither Anergen nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Anergen.

          (ix) Neither Anergen (except for customary arrangements relating to property taxes and sales taxes in leases) nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

          (x) Except as may be required as a result of the Merger, Anergen and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

          (xi) None of Anergen's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (xii) The Anergen Schedules list (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by Anergen or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting Anergen or any of its subsidiaries.

          (xiii) To the knowledge of Anergen after reasonable inquiry, as of the Effective Time, there will be no liens or other encumbrances of any kind relating to Taxes on the assets of Anergen or any subsidiary of Anergen.

          (xiv) Each of Anergen and its subsidiaries have provided or made available to Corixa copies of all federal and state income and sales taxes, as applicable, and all Tax Returns for all periods since 1994.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

     (a) The Anergen Schedules list the real property interests owned by Anergen as of the date of this Agreement. The Anergen Schedules list all real property leases to which Anergen is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than Fifteen Thousand Dollars ($15,000).

     (b) Anergen has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens"), except as reflected in the Anergen Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world,
     (vi) all databases and data collections and all rights therein throughout the world, (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "Anergen Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Anergen.

     "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

     "Anergen Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Anergen.

     (a) To the knowledge of Anergen after reasonable inquiry, no Anergen Intellectual Property or product or service of Anergen is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Anergen, or which may affect the validity, use or enforceability of such Anergen Intellectual Property.

     (b) To the knowledge of Anergen after reasonable inquiry, each item of Anergen Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

     (c) Anergen owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Anergen Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Anergen is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Anergen, including the sale of any products or the provision of any services by Anergen, except where the failure to own such trade marks and trade names would not result in a Material Adverse Effect on Anergen.

     (d) Anergen owns exclusively, and has good title to, all copyrighted works that are Anergen products or which Anergen otherwise expressly purports to own, except where the failure to own such copyrighted works would not result in a Material Adverse Effect on Anergen.

     (e) To the extent that any Intellectual Property that is or was material to Anergen's business has been developed or created by a third party for Anergen, Anergen has a written agreement with such third party with respect thereto and Anergen thereby either (i) has obtained ownership of, and is the exclusive owner of or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the extent it is necessary to do so.

     (f) Anergen has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Anergen Intellectual Property, to any third party.

     (g) To the knowledge of Anergen after reasonable inquiry, the Anergen Schedules list all material contracts, licenses and agreements currently in force to which Anergen is a party (i) with respect to Anergen Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course) or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Anergen.

     (h) All material contracts, licenses and agreements relating to the Anergen Intellectual Property are in full force and effect. The consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Anergen is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of Anergen, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Anergen's material rights under such contracts, licenses and agreements to the same extent Anergen would have been able to had the transactions contemplated in this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Anergen would otherwise be required to pay.

     (i) To the knowledge of Anergen after reasonable inquiry, the operation of the business of Anergen as such business currently is conducted, including Anergen's design, development, manufacture, marketing and sale of the products or services of Anergen (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to Anergen's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

     (j) Anergen has not received notice from any third party that the operation of the business of Anergen or any act, product or service of Anergen, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (k) To the knowledge of Anergen, no person has or is infringing or misappropriating any Anergen Intellectual Property.

     (l) Anergen has taken commercially reasonable steps to protect Anergen's rights in Anergen's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Anergen, and, without limiting the foregoing, Anergen has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Corixa and all current and former employees and contractors of Anergen have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Anergen.

     2.10  Compliance; Permits; Restrictions.

     (a) To the knowledge of Anergen after reasonable inquiry, neither Anergen nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Anergen or any of its subsidiaries or by which Anergen or any of its subsidiaries or any of their respective properties is bound or affected or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Anergen or any of its subsidiaries is a party or by which Anergen or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Anergen to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Anergen's knowledge, has been threatened in a writing delivered to Anergen against Anergen or any of its subsidiaries, nor, to Anergen's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Anergen or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Anergen or any of its subsidiaries which has or could reasonably be expected to have a Material Adverse Effect on Anergen.

     (b) Anergen and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Anergen as currently conducted (collectively, the "Anergen Permits"). Anergen and its subsidiaries are in compliance in all material respects with the terms of the Anergen Permits, except where the failure to be in compliance with the terms of the Anergen Permits would not have a Material Adverse Effect on Anergen.

     2.11 Litigation. Except as disclosed in the Anergen Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Anergen, threatened against, relating to or affecting Anergen or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated in this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Anergen. No Governmental Entity has at any time challenged or questioned in a writing delivered to Anergen the legal right of Anergen to design, manufacture, offer or sell any of its products in the present manner or style thereof.

     2.12 Brokers' and Finders' Fee. Anergen has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated herein, except as otherwise set forth in that certain Services and Consulting Agreement entered into as of July 15, 1998 by and between Anergen and Maria Marmarinos as principal of Catalyst Group, a true and accurate copy of which has been delivered by Anergen to Corixa.

     2.13  Employee Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.13(a)(i) below (which definition shall apply only to this Section 2.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Anergen within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "Anergen Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Anergen or any Affiliate for the benefit of any Employee;

          (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iv) "DOL" shall mean the Department of Labor;

          (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Anergen or any Affiliate;

          (vi) "Employee Agreement" shall mean each material management, employment, retention, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Anergen or any Affiliate and any Employee or consultant;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "International Employee Plan" shall mean each Anergen Employee Plan that has been adopted or maintained by Anergen, whether informally or formally, for the benefit of Employees outside the United States;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xiii) "Pension Plan" shall mean each Anergen Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedules. The Anergen Schedules contain an accurate and complete list of each Anergen Employee Plan and each Employee Agreement. Anergen does not have any plan or commitment to establish any new Anergen Employee Plan, to modify any Anergen Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Anergen Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Corixa in writing, or as required by this Agreement), or to enter into any Anergen Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. Anergen has provided or made available to Corixa: (i) correct and complete copies of all documents embodying to each Anergen Employee Plan and forms of Employee Agreements, including all amendments thereto and written interpretations thereof, (ii) the most recent annual actuarial valuations, if any, prepared for each Anergen Employee Plan, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Anergen Employee Plan or related trust, (iv) if the Anergen Employee Plan is funded, the most recent annual and periodic accounting of Anergen Employee Plan assets, (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Anergen Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Anergen Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Anergen Employee Plan, (vii) all material written agreements and contracts relating to each Anergen Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, (viii) all communications material to any Employee or Employees relating to any Anergen Employee Plan and any proposed Anergen Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Anergen, (ix) all COBRA forms and related notices and (x) all registration statements and prospectuses prepared in connection with each Anergen Employee Plan.

     (d) Employee Plan Compliance. (i) To the knowledge of Anergen after reasonable inquiry, Anergen has performed in all material respects all obligations required to be performed by it under, is not in default or violation of and has no knowledge of any default or violation by any other party to each Anergen Employee Plan, and each Anergen Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Anergen Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination (iii) to the knowledge of Anergen after reasonable inquiry, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Anergen Employee Plan, (iv) there are no actions, suits or claims pending, or, to the knowledge of Anergen, threatened or reasonably anticipated (other than routine claims for benefits) against any Anergen Employee Plan or against the assets of any Anergen Employee Plan, (v) each Anergen Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Corixa, Anergen or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event),
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Anergen or any Affiliates, threatened by the IRS or DOL with respect to any Anergen Employee Plan, and (vii) neither Anergen nor any Affiliate is subject to any penalty or tax with respect to any Anergen Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plans. Anergen does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has Anergen contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. No Anergen Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Anergen has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (h) To the knowledge of Anergen after reasonable inquiry, neither Anergen nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction.

          (i) The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Anergen Employee Plan, Employee Agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) To the knowledge of Anergen after reasonable inquiry, no payment or benefit which will or may be made by Anergen or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of
     Section 280G(b)(1) of the Code.

     (j) Employment Matters. Anergen: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material pending, or to the knowledge of Anergen either any threatened or reasonably anticipated, claims or actions against Anergen under any worker's compensation policy or long-term disability policy. To Anergen's knowledge, no employee of Anergen has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Anergen and disclosing to Anergen or using trade secrets or proprietary information of any other person or entity.

     (k) Labor. No work stoppage or labor strike against Anergen is pending, threatened or reasonably anticipated. Anergen does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Anergen, any threatened or reasonably anticipated, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Anergen. To the knowledge of Anergen after reasonable inquiry, neither Anergen nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Anergen is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Anergen.

     (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Anergen or Corixa from terminating or amending any International Employee Plan at any time for any reason.

     2.14  Environmental Matters.

     (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Anergen or any of its subsidiaries or any affiliate of Anergen, or, to Anergen's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Anergen or any of its subsidiaries has at any time owned, operated, occupied or leased, except where the presence of any of the foregoing substances (i) is authorized by permit or license in the ordinary course of Anergen's business, or (ii) would not result in a Material Adverse Effect on Anergen.

     (b) Hazardous Materials Activities. Neither Anergen nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, except where any such violation, individually or in the aggregate, would not result in a material adverse effect on Anergen. Neither Anergen nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, except where any such violation, individually or in the aggregate, would not result in a material adverse effect on Anergen.

     (c) Permits. Anergen and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Anergen Environmental Permits") necessary for the conduct of Anergen's and its subsidiaries' Hazardous Material Activities and other businesses of Anergen and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to hold such Anergen Environmental Permits would not have a material adverse effect on Anergen.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Anergen's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Anergen or any of its subsidiaries in a writing delivered to Anergen concerning any Anergen Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Anergen or any of its subsidiaries. Anergen is not aware of any fact or circumstance which could involve Anergen or any of its subsidiaries in any environmental litigation or impose upon Anergen any material environmental liability, except where the existence of such fact or circumstance would not result in a material adverse effect on Anergen.

     2.15 Agreements, Contracts and Commitments. Except as otherwise set forth in the Anergen Schedules, neither Anergen nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Anergen's board of directors, other than those that are terminable by Anergen or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Anergen's or any of its subsidiaries' ability to terminate employees at will;

          (b) any material agreement or plan currently in force, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated in this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated in this Agreement;

          (c) any material agreement of indemnification or any guaranty currently in force other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

          (d) any material agreement, contract or commitment currently in force containing any covenant limiting in any respect the right of Anergen or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (e) any material agreement, contract or commitment currently in force relating to the disposition or acquisition (by license or otherwise) by Anergen or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Anergen has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Anergen's subsidiaries;

          (f) any material joint marketing or development agreement currently in force under which Anergen or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Anergen or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Anergen or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (g) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Anergen product, service or technology except as a distributor in the normal course of business.

     Neither Anergen nor any of its subsidiaries, nor to Anergen's knowledge any other party to a Anergen Contract (as defined below), is in breach, violation or default under, and neither Anergen nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Anergen or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Anergen Schedules pursuant to clauses
(a) through (g) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "Anergen Contract") in such a manner as would permit any other party to cancel or terminate any such Anergen Contract, or would permit any other party to seek damages or other remedies.

     2.16 Change of Control Payments. The Anergen Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Anergen as a result of or in connection with the Merger.

     2.17 Statements; Proxy Statement/Prospectus. The information supplied by Anergen for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Anergen for inclusion in the proxy statement/prospectus to be sent to (a) the stockholders of Anergen in connection with the meeting of Anergen's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Anergen Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Anergen's stockholders or at the time of the Anergen Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Anergen Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Anergen or any of its affiliates, officers or directors should be discovered by Anergen which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Anergen shall promptly inform Corixa. Notwithstanding the foregoing, Anergen makes no representation or warranty with respect to any information supplied by Corixa or Merger Sub which is contained in any of the foregoing documents.

     2.18 Board Approval. The board of directors of Anergen has, as of the date of this Agreement, determined (a) that the Merger is fair to, and in the best interests of Anergen and its stockholders and (b) to recommend that the stockholders of Anergen approve and adopt this Agreement and approve the Merger.

     2.19 Fairness Opinion. Anergen's Board of Directors has received a written opinion from Pacific Growth Equities dated as of the date hereof to the effect that, as of the date hereof, the Merger and the Exchange Ratio are fair to Anergen's stockholders from a financial point of view and has delivered to Corixa a copy of such opinion.

     2.20  Section 203 of the Delaware General Corporation Law Not
Applicable. The Board of Directors of Anergen has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

     2.21 Customs. Anergen has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Anergen or any of its subsidiaries import into the United States or into any other country (the "Imported Goods"). To Anergen's knowledge, there are currently no material claims pending against Anergen by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF CORIXA AND MERGER SUB

     Corixa and Merger Sub hereby represent and warrant to Anergen, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation made by Corixa and Merger Sub to Anergen pursuant to this Article III dated as of the date hereof and certified by a duly authorized officer of Corixa and Merger Sub (the "Corixa Schedules"), as follows:

     3.1  Organization of Corixa and Merger Sub.

     (a) Each of Corixa and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and (iii) except as would not be material to Corixa, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     (b) Corixa has delivered or made available to Anergen a true and correct copy of the certificate of incorporation and bylaws of Corixa, each as amended to date, and each such instrument is in full force and effect. Neither Corixa nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

     3.2 Corixa and Merger Sub Capital Structure. The authorized capital stock of Corixa consists of forty million (40,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share, of which there were twelve million six hundred ninety three thousand eight hundred thirty seven (12,693,837) shares issued and outstanding as of December 8, 1998, and ten million (10,000,000) shares of Preferred Stock, One-Tenth of One Cent ($0.001) par value per share, none of which shares are issued and outstanding. All outstanding shares of Corixa Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of any liens or encumbrances and are not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of Corixa or any agreement or document to which Corixa is a party or by which it is bound. As of December 8, 1998, Corixa had reserved an aggregate of two million seven hundred thirty nine thousand two hundred eight (2,739,208) shares of Corixa Common Stock, net of exercises, for issuance under the Corixa Corporation 1994 Amended and Restated Stock Option Plan (the "Corixa Stock Option Plan"), the Corixa Corporation Directors' Stock Option Plan (the "Corixa Directors' Plan"), and the Corixa Corporation 1997 Employee Stock Purchase Plan (the "Corixa ESPP", and together with the Corixa Stock Option Plan and the Corixa Directors' Plan, the "Corixa Plans"). As of December 8, 1998, Corixa had reserved two million three hundred sixty four thousand two hundred eight (2,364,208) shares of Corixa Common Stock for issuance to employees, directors and consultants pursuant to the Corixa Stock Option Plan, of which two hundred eighty three thousand eight hundred nine (283,809) shares have been issued pursuant to option exercises, and one million three hundred ninety five thousand five hundred eighty nine (1,395,589) shares are subject to outstanding, unexercised options. As of December 8, 1998, Corixa had reserved two hundred fifty thousand (250,000) shares of Corixa Common Stock for issuance to directors pursuant to the Corixa Directors' Plan, of which sixty thousand (60,000) are subject to outstanding, unexercised options. As of December 8, 1998, Corixa had reserved one hundred twenty five thousand (125,000) shares of Corixa Common Stock for issuance to employees pursuant to the Corixa ESPP, of which five thousand eight hundred eighty seven (5,887) shares have been issued to employees. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value, all of which, as of the date hereof are issued and outstanding and are held by Corixa. Merger Sub was formed on or about December 3, 1998 for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. Other than as set forth in the Corixa Schedules or as contemplated in this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Corixa or Merger Sub is a party or by which either Corixa or Merger Sub is bound obligating Corixa or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Corixa or obligating Corixa or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     3.3  Authority.

     (a) Each of Corixa and Merger Sub, as applicable, has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Corixa and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Corixa and Merger Sub and, assuming the due authorization, execution and delivery by Anergen, constitutes the valid and binding obligation of Corixa and Merger Sub, enforceable against Corixa and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Corixa and Merger Sub does not, and the performance of this Agreement by each of Corixa and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Corixa or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Corixa or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Corixa's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Corixa or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Corixa or Merger Sub is a party or by which Corixa or Merger Sub or any of their respective properties are bound or affected.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Corixa or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Corixa or Anergen or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.4  SEC Filings; Corixa Financial Statements.

     (a) Corixa has filed all forms, reports and documents required to be filed by Corixa with the SEC since January 1, 1997, and has made available to Anergen such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Corixa may file subsequent to the date hereof) are referred to herein as the "Corixa SEC Reports." As of their respective dates, the Corixa SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Corixa SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Corixa's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Corixa SEC Reports (the "Corixa Financials"), including any Corixa SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Corixa and its subsidiaries as at the respective dates thereof and the consolidated results of Corixa's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Corixa contained in Corixa SEC Reports as of December 31, 1997, is hereinafter referred to as the "Corixa Balance Sheet." Except as disclosed in the Corixa Financials, since the date of the Corixa Balance Sheet neither Corixa nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Corixa and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Corixa Balance Sheet in the ordinary course of business consistent with past practices.

     3.5 Absence of Certain Changes or Events. Since the date of the Corixa Balance Sheet there has not been any Material Adverse Effect on Corixa.

     3.6 Statements; Proxy Statement/Prospectus. The information supplied by Corixa for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Corixa for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Anergen's stockholders or at the time of the Anergen Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Anergen Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Corixa or any of its affiliates, officers or directors should be discovered by Corixa which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Corixa shall promptly so inform Anergen. Notwithstanding the foregoing, Corixa makes no representation or warranty with respect to any information supplied by Anergen which is contained in any of the foregoing documents.

     3.7 Valid Issuance. The Corixa Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement: (a) will be validly issued, fully paid and nonassessable and (b) will not be subject to any restrictions on resale under the Securities Act other than restrictions imposed by Rule 145 promulgated under the Securities Act.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Anergen. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Anergen and each of its subsidiaries shall, except to the extent that Corixa shall otherwise consent in writing (which consent shall not be unreasonably withheld, it being acknowledged and agreed by the parties that Corixa will respond as promptly as reasonably practicable to Anergen's requests for such consent), carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Anergen will promptly notify Corixa of any material event involving its business or operations.

     In addition, except as permitted by the terms of this Agreement (including entering into the Organon Amendment and the Bridge Financing), and except as provided in Article IV of the Anergen Schedules, without the prior written consent of Corixa not to be unreasonably withheld (it being acknowledged and agreed by the parties that Corixa will respond reasonably promptly to Anergen's requests for such prior written consent of Corixa), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Anergen shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Except as otherwise provided in the Anergen Schedules, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Corixa, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Anergen Intellectual Property, or enter into grants to future patent rights;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Anergen or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Anergen Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, and
     (ii) shares of Anergen Common Stock issuable to participants in the ESPP consistent with the terms thereof;

          (g) Cause, permit or propose any amendments to its certificate of incorporation, bylaws or similar charter documents of any of its subsidiaries;

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Anergen or enter into any material joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Anergen, except sales of inventory in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Anergen, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (k) Except as otherwise disclosed in the Anergen Schedules, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (l) Make any payments outside of the ordinary course of business;

          (m) Modify, amend or terminate any material contract or agreement to which Anergen or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

          (n) Enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Anergen's products or products licensed by Anergen other than in the ordinary course of business consistent with past practice;

          (o) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (p) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated in this Agreement;

          (q) Expend more than Fifteen Thousand Dollars ($15,000) for any individual purchase or lease of any capital assets or related services, or Thirty Thousand Dollars ($30,000) in the aggregate for all such purchases or leases; or

          (r) Agree in writing or otherwise to take any of the actions described in Article VI (a) through (q) above.

     4.2 Conduct of Business by Corixa. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Article IV of the Corixa Schedules, without the prior written consent of Anergen which consent shall not be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Corixa shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of in lieu of or in substitution for any capital stock.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

     (a) As promptly as practicable after the execution of this Agreement, Anergen and Corixa will prepare, and file with the SEC, the Proxy Statement/Prospectus and Corixa will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Anergen and Corixa will respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, Anergen will cause the Proxy Statement/ Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Anergen and Corixa will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated in this Agreement (the "Other Filings"). Each of Anergen and Corixa will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Anergen and Corixa will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Anergen or Corixa, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Anergen, such amendment or supplement.

     (b) The Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Anergen in favor of adoption and approval of this Agreement and approval of the Merger.

     5.2  Meeting of Anergen Stockholders.

     (a) Promptly after the date hereof, Anergen will take all action necessary in accordance with the Delaware Law and its certificate of incorporation and bylaws to convene the Anergen Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the declaration of effectiveness of the Registration Statement; provided, however, that in the event Anergen's board of directors receives a Superior Offer during the last five (5) business days of such thirty (30) day period, such thirty (30) day period shall be extended for seven (7) calendar days from the time Anergen's board of directors receives such Superior Offer (the "Anergen Stockholder's Meeting Period"), for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Corixa Common Stock pursuant to the Merger, respectively. Anergen will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Anergen may adjourn or postpone the Anergen Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Anergen's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Anergen Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/

Proxy Statement) there are insufficient shares of Anergen Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Anergen's Stockholders' Meeting. Anergen shall ensure that the Anergen Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Anergen in connection with the Anergen Stockholders' Meeting are solicited, in compliance with the Delaware Law, its certificate of incorporation and bylaws, the rules of Nasdaq and all other applicable legal requirements. Anergen's obligation to call, give notice of, convene and hold the Anergen Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Anergen of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of Anergen's board of directors with respect to the Merger.

     (b) Subject to Section 5.2(c): (i) Anergen's board of directors shall unanimously recommend that Anergen's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Anergen Stockholders' Meeting, (ii) the Prospectus/ Proxy Statement shall include a statement to the effect that Anergen's board of directors has unanimously recommended that Anergen's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Anergen Stockholders' Meeting and (iii) neither Anergen's board of directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Corixa, the unanimous recommendation of Anergen's board of directors that Anergen's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

     (c) Nothing in this Agreement shall prevent Anergen's board of directors from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Anergen and is not withdrawn, (ii) neither Anergen nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) Anergen's board of directors or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for Anergen's board of directors or any committee thereof to comply with its fiduciary obligations to Anergen's stockholders under applicable law. Subject to applicable laws, nothing contained in this Section 5.2 shall limit Anergen's obligation to hold and convene the Anergen Stockholders' Meeting (regardless of whether the unanimous recommendation of the Anergen's board of directors shall have been withdrawn, amended or modified). For purposes of this Agreement, the term "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Anergen pursuant to which the stockholders of Anergen immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction, (2) a sale or other disposition by Anergen of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of Anergen's business immediately prior to such sale, (3) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Anergen), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of Anergen or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, on terms that

Anergen's board of directors determines, in its judgment consistent with applicable corporate law, after consultation with its financial advisor, is reasonably likely to be financially superior to the Anergen stockholders than the terms of the Merger.

     5.3  Confidentiality: Access to Information.

     (a) The parties acknowledge that Anergen and Corixa have previously executed a Confidential Disclosure Agreement, dated as of September 29, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Access to Information. Anergen will afford Corixa and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Anergen during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Anergen, as Corixa may reasonably request. No information or knowledge obtained by Corixa in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Corixa will cooperate reasonably with Anergen and respond to reasonable requests for information from Anergen's accountants, counsel and other representatives.

     5.4  No Solicitation.

     (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article VII, Anergen and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined),
(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to
Section 5.2(c), engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) subject to Section 5.2(c), enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided, however, that prior to the approval of this Agreement by the required Anergen Stockholder Vote, this Section 5.4(a) shall not prohibit Anergen from furnishing nonpublic information regarding Anergen and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Anergen nor any representative of Anergen and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) Anergen's board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for Anergen's board of directors to comply with its fiduciary obligations to Anergen's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, and as promptly as reasonably practicable after having any discussions with, such person or group, Anergen gives Corixa written notice of the identity of such person or group and of Anergen's intention to furnish nonpublic information to, or enter into discussions with, such person or group and Anergen receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Anergen, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Anergen furnishes such nonpublic information to Corixa (to the extent such nonpublic information has not been previously furnished by Anergen to Corixa); and provided further, however, that upon compliance with clauses (1) - (4) and Anergen determines to accept a Superior Offer, all Anergen Affiliate Agreements and all Anergen Voting Agreements shall terminate, and Anergen shall be entitled to enter into an agreement with such third party concerning such Superior Proposal, provided that Anergen has made payment in full to Corixa of the Termination Fee subject and pursuant to Section 7.3(b). Anergen and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Anergen or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Anergen or any of its subsidiaries shall be deemed to be a material breach of this Section 5.4 by Anergen. In addition to the foregoing, Anergen shall provide Corixa with at least the same notice as provided to the members of Anergen's board of directors of any meeting of Anergen's board of directors at which Anergen's board of directors is reasonably expected to consider a Superior Offer or to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Corixa) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated in this Agreement involving: (A) any acquisition or purchase from Anergen by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Anergen or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Anergen or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Anergen pursuant to which the stockholders of Anergen immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifty percent (50%) of the assets of Anergen, or (C) any liquidation or dissolution of Anergen.

     (b) In addition to the obligations of Anergen set forth in paragraph (a) of this Section 5.4, Anergen as promptly as practicable shall advise Corixa orally and in writing of any request for non-public information which Anergen reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Anergen reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Anergen will keep Corixa informed in all material respects of the status and details

(including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     5.5 Public Disclosure. Corixa and Anergen will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  Reasonable Efforts Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated in this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated in, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Anergen and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated in this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated in this Agreement may be consummated as promptly as practicable on the terms contemplated in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated herein. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Corixa or Anergen or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     (b) Anergen shall give prompt notice to Corixa of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Anergen to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Corixa shall give prompt notice to Anergen of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Corixa or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Corixa and Anergen will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated herein.

     5.8  Stock Options and Employee Benefits.

     (a) At the Effective Time, each outstanding option to purchase shares of Anergen Common Stock (each an "Anergen Stock Option") under the Anergen Stock Option Plans, whether or not exercisable, will be assumed by Corixa. Each Anergen Stock Option so assumed by Corixa under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Anergen Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Anergen Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Corixa Common Stock equal to the product of the number of shares of Anergen Common Stock that were issuable upon exercise of such Anergen Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Corixa Common Stock and
(ii) the per share exercise price for the shares of Corixa Common Stock issuable upon exercise of such assumed Anergen Stock Option will be equal to the quotient determined by dividing the exercise price per share of Anergen Common Stock at which such Anergen Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     (b) It is intended that Anergen Stock Options assumed by Corixa shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Anergen Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

     (c) Rights outstanding under the ESPP shall be treated in a manner reasonably acceptable to Corixa and Anergen.

     5.9 Form S-8. Corixa agrees to file a registration statement on Form S-8 for the shares of Corixa Common Stock issuable with respect to assumed Anergen Stock Options as soon as is reasonably practicable after the Effective Time and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.10  Indemnification.

     (a) From and after the Effective Time, Corixa will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Anergen pursuant to any indemnification agreements between Anergen and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Anergen's certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of Anergen as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Anergen, unless such modification is required by law.

     (b) For a period of five (5) years after the Effective Time, Corixa will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Anergen's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Anergen; provided, however, that in no event will Corixa or the Surviving Corporation be required to expend in excess of one hundred twenty-five percent (125%) of the annual premium currently paid by Anergen for such coverage (or such coverage as is available for such one hundred twenty-five percent (125%) of such annual premium).

     5.11 Nasdaq Listing. Corixa agrees to authorize for listing on Nasdaq the shares of Corixa Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.12 Anergen Affiliate Agreements and Voting Agreements. Set forth on the Anergen Schedules is a list of those persons who may be deemed to be, in Anergen's reasonable judgment, affiliates of Anergen within the meaning of Rule 145 promulgated under the Securities Act (each a "Anergen Affiliate"). Anergen will provide Corixa with such information and documents as Corixa reasonably requests for purposes of reviewing such list. Anergen will use its commercially reasonable efforts to deliver or cause to be delivered to Corixa, as promptly as practicable on or immediately following the date hereof, from each Anergen Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "Anergen Affiliate Agreement"), and an executed voting agreement in substantially the form attached hereto as Exhibit A (the "Anergen Voting Agreement"), each of which will be in full force and effect as of the Effective Time. Corixa will be entitled to place appropriate legends on the certificates evidencing any Corixa Common Stock to be received by a Anergen Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Corixa Common Stock, consistent with the terms of the Anergen Affiliate Agreement.

     5.13 Corixa Guarantee of Certain Employment Agreement Benefits. Corixa shall guarantee the performance by Anergen of all obligations due to Barry Sherman, M.D. under that certain letter agreement dated December 3, 1998 to the Employment Agreement of Barry Sherman, M.D., dated as of May 1996, true and accurate copies of which have been delivered to Corixa by Anergen.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Anergen Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Anergen.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Escrow Fund Agreement. Each of Corixa, Anergen and the Escrow Agent shall have executed and delivered the Escrow Fund Agreement.

          (e) Nasdaq Listing. The shares of Corixa Common Stock issuable to stockholders of Anergen pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (f) Tax Opinion. Corixa shall have received a written opinion from its tax counsel, Venture Law Group, a Professional Corporation, and Anergen shall have received a written opinion from its tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if tax counsel to either Corixa or Anergen does not render such opinion, this condition will nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.2 Additional Conditions to Obligations of Anergen. The obligation of Anergen to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Anergen:

          (a) Representations and Warranties. Each representation and warranty of Corixa and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (A) in the case of either clause (i) or clause (ii), individually or in the aggregate, as does not constitute a Material Adverse Effect on Corixa and Merger Sub, (B) for changes contemplated in this Agreement and (C) for those representations and warranties which address matters only as of a particular date

     (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Corixa and Merger Sub as of such particular date) (it being understood that, for purposes of determining whether or not a breach or inaccuracy of a representation or warranty of Corixa or Merger Sub contained in this Agreement constitutes a Material Adverse Effect as contemplated in Section 6.2(a)(A), (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Corixa Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Anergen shall have received a certificate with respect to the foregoing signed on behalf of Corixa and Merger Sub by an authorized officer of Corixa and Merger Sub.

          (b) Agreements and Covenants. Corixa and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Anergen shall have received a certificate to such effect signed on behalf of Corixa and Merger Sub by an authorized officer of Corixa and Merger Sub.

          (c) Opinion of Corixa's Counsel. Anergen shall have received from counsel to Corixa an opinion substantially in the form attached hereto as Exhibit D ("Opinion of Counsel to Corixa").

          (d) Material Adverse Effect. No Material Adverse Effect with respect to Corixa and its subsidiaries shall have occurred since the date of this Agreement.

     6.3 Additional Conditions to the Obligations of Corixa and Merger Sub. The obligations of Corixa and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Corixa and Merger Sub:

          (a) Representations and Warranties. Each representation and warranty of Anergen contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (A) in the case of either clause (i) or clause
     (ii), individually or in the aggregate, as does not constitute a Material Adverse Effect on Anergen (B) for changes contemplated in this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Anergen as of such particular date) (it being understood that, for purposes of determining whether or not a breach or inaccuracy of a representation or warranty of Anergen contained in this Agreement constitutes a Materiel Adverse Effect as contemplated in Section 6.3(a)(A), (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Anergen Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Corixa shall have received a certificate with respect to the foregoing signed on behalf of Anergen by an authorized officer of Anergen.

          (b) Agreements and Covenants. Anergen shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Corixa shall have received a certificate to such effect signed on behalf of Anergen by the Chief Executive Officer and the Chief Financial Officer of Anergen.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Anergen and its subsidiaries shall have occurred since the date of this Agreement.

          (d) Consents. Anergen shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated herein in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(d).

          (e) Bridge Investment. Each of Anergen, Warburg, Pincus Ventures, L.P. ("WPV"), and International Biotechnology Trust PLC ("IBT") shall have executed and delivered that certain Note Purchase Agreement in a form reasonably acceptable to counsel to Corixa, and each of Corixa, WPV and IBT shall have executed and delivered a Common Stock Purchase Agreement in a form reasonably acceptable to counsel to Corixa.

          (f) Silicon Valley Bank Loan. Silicon Valley Bank shall not have (i) foreclosed on its loan(s) made to Anergen pursuant to that certain Loan and Security Agreement, dated as of June 23, 1995, as amended from time to time, and taken action to encumber, obtain a lien in respect of, obtain title or otherwise take control of (A) any Anergen Intellectual Property,
     (B) equipment utilized in Anergen's research and development efforts or (C) cash balances in an aggregate amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) or (ii) exercised legal remedies which (x) cause Anergen to seek voluntary relief under Chapter 7 or 11 of the United State Bankruptcy Code (the "Bankruptcy Code"), (y) have placed Anergen involuntarily in a proceeding under Chapter 7 or 11 under the Bankruptcy Code or (z) cause Anergen to become insolvent i.e., unable to meet its current obligations as such obligations become due.

          (g) Opinion of Anergen's Counsel. Corixa shall have received from counsel to Anergen an opinion substantially in the form attached hereto as Exhibit E ("Opinion of Counsel to Anergen").

          (h) Note Purchase Agreement. Silicon Valley Bank shall have executed and delivered that certain Note Purchase Agreement dated as of December 11, 1998, by and between Anergen, Warburg, Pincus Ventures, L.P., International Biotechnology Trust PLC and Silicon Valley Bank.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Anergen or Corixa:

          (a) by mutual written consent duly authorized by the boards of directors of Corixa and Anergen;

          (b) by either Anergen or Corixa if the Merger shall not have been consummated by February 15, 1999 (or March 31, 1999, in the event that the SEC has notified the parties that the Proxy Statement/Prospectus will be reviewed by the SEC for any reason); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Anergen or Corixa if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Anergen or Corixa if the required approval of the stockholders of Anergen contemplated in this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Anergen stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Anergen where the failure to obtain Anergen stockholder approval shall have been caused by the action or failure to act of Anergen and such action or failure to act constitutes a breach by Anergen of this Agreement);

          (e) by Corixa or Anergen (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Anergen) if a Triggering Event (as defined below) shall have occurred;

          (f) by Corixa (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Anergen) if a Termination Event (as defined below) shall have occurred;

          (g) by Anergen, upon a breach of any representation, warranty, covenant or agreement on the part of Corixa set forth in this Agreement, or if any representation or warranty of Corixa shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Corixa's representations and warranties or breach by Corixa is curable by Corixa through the exercise of its commercially reasonable efforts, then Anergen may not terminate this Agreement under this Section 7.1(g) for ten (10) days after delivery of written notice from Anergen to Corixa of such breach; and provided further, however, Corixa continues to exercise commercially reasonable efforts to cure such breach (it being understood that Anergen may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Corixa is cured during such ten (10) day period); or

          (h) by Corixa, upon a breach of any representation, warranty, covenant or agreement on the part of Anergen set forth in this Agreement, or if any representation or warranty of Anergen shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Anergen's representations and warranties or breach by Anergen is curable by Anergen through the exercise of its commercially reasonable efforts, then Corixa may not terminate this Agreement under this Section 7.1(h) for ten (10) days after delivery of written notice from Corixa to Anergen of such breach, and provided further, however, Anergen continues to exercise commercially reasonable efforts to cure such breach (it being understood that Corixa may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by Anergen is cured during such ten (10) day period).

     For the purposes of this Agreement, a "Termination Event" shall be deemed to occur if Anergen shall not have used commercially reasonable efforts to hold the Anergen Stockholders' Meeting as promptly as practicable and in any event within the later of (A) the Anergen Stockholders' Meeting Period or (B) fifteen
(15) days after any amendments or supplement to the Proxy Statement/Prospectus are mailed to stockholders of Anergen.

     For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) Anergen's board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Corixa its unanimous recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger, (ii) Anergen shall have failed to include in the Proxy Statement/ Prospectus the unanimous recommendation of Anergen's board of directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) Anergen's board of directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within seven (7) calendar days after Corixa requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal, (iv) Anergen's board of directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal, (v) Anergen shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal or (vi) a tender or exchange offer relating to securities of Anergen shall have been commenced by a Person unaffiliated with Corixa and Anergen shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Anergen recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII (Miscellaneous), each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; provided, however, that Corixa shall pay all fees and expenses, other than attorneys', accountants' and fairness opinion fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto; and provided further, however, that (i) any legal fees and expenses of Anergen exceeding One Hundred Thousand Dollars

($100,000), any accounting fees and expenses of Anergen exceeding Fifty Thousand Dollars ($50,000), and any investment banking fees for Anergen's fairness opinion exceeding One Hundred Thousand Dollars ($100,00), shall be deemed expenses of Anergen's stockholders and not Anergen.

     (b) Anergen Payments. In the event that this Agreement is terminated by Corixa or Anergen, as applicable, pursuant to (i) Section 7.1(d), (e) or (f), Anergen shall promptly, but in no event later than five (5) business days after the date of such termination, pay Corixa a fee equal to Four Hundred Thousand Dollars ($400,000) in immediately available funds (the "Termination Fee") or
(ii) Section 7.1(h), Anergen shall promptly but in no event later than five (5) business days after the date of such termination, pay Corixa a fee equal to Two Hundred Thousand Dollars ($200,000) in immediately available funds (the "M.A.E. Termination Fee"); provided, however, that the Termination Fee shall not be due if in the case of termination under Section 7.1(d), the failure to obtain the required stockholder approval is primarily the result of a Material Adverse Effect on Corixa. Anergen acknowledges and agrees that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Corixa would not enter into this Agreement; accordingly, if Anergen fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Corixa commences a suit which results in a judgment against Anergen for the amounts set forth in this Section 7.3(b), Anergen shall pay to Corixa its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Corixa and Anergen.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Anergen, Corixa and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a) if to Corixa or Merger Sub, to:

         Corixa Corporation
         1124 Columbia Street
         Seattle, Washington 98104
         Attention: Steven Gillis, Ph.D., President and Chief Executive Officer Telephone No.: (206) 754-5711
         Telecopy No.: (206) 754-5994

         with a copy to:

         Venture Law Group
         A Professional Corporation
         4750 Carillon Point
         Kirkland, Washington 98033-7355
         Attention: William W. Ericson
         Telephone No.: (425) 739-8731
         Telecopy No.: (425) 739-8750

     (b) if to Anergen, to:

         Anergen Inc.
         301 Penobscot Drive
         Redwood City, California 94063
         Attention: Barry Sherman, M.D., President
         Telephone No.: (650) 361-8901
         Telecopy No.: (650) 361-8958

         with a copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention: Barry Taylor, Esq.
         Telephone No.: (650) 493-9300
         Telecopy No.: (650) 493-6811

     8.3  Interpretation Knowledge.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitations." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement the term "knowledge" means with respect to a Anergen, with respect to any matter in question, that any of the President and Chief Executive Officer, Chief Financial Officer, Controller, the Vice President of Research, the Vice President of Clinical Development and the Vice President of Pharmaceutical Development of Anergen, has actual knowledge of such matter, and with respect to Corixa, with respect to any matter in question, that any of the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the General Counsel of Corixa, has actual knowledge of such matter.

     (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole, except for those changes, events, violations, inaccuracies, circumstances and effects that (i) are caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner, or (ii) are related to or result from announcement or pendency of the Merger or (iii) with respect to Anergen result from continued losses and declines in the cash balances of Anergen which occur in the ordinary course of business and as reasonably contemplated in the business plans of Anergen delivered by Anergen to Corixa, which include but are not limited to, any disputes with or actions undertaken by current creditors of Anergen as disclosed on the Anergen Schedules.

     (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, Anergen or Corixa, as applicable, (including any limited liability Anergen or Corixa, as applicable, or joint stock Anergen or Corixa, as applicable), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Anergen Schedules and the Corixa Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in lull force and effect and the application of such provision to other persons or circumstances will be

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

interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Western District of Washington, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF CORIXA, ANERGEN AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF CORIXA, ANERGEN OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          CORIXA CORPORATION,
                                          a Delaware corporation

                                          By:

                                          Name:

                                          Title:

                                          YAKIMA ACQUISITION CORPORATION,
                                          a Delaware corporation

                                          By:

                                          Name:

                                          Title:

                                          ANERGEN, INC.,
                                          a Delaware corporation

                                          By:

                                          Name:

                                          Title:

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